Exhibit 99.2

Maxco, Inc. Announces Redemption and Payment of Accrued Dividends on Its Preferred Stock

GRAND LEDGE, Mich., Feb. 28 /PRNewswire-FirstCall/ -- Maxco, Inc.(Nasdaq: MAXC) today announced that the Company will pay on February 28, 2007 all accrued and outstanding dividends beginning with quarter ending December 31, 2001 through quarter ended December 31, 2006 on all issued and outstanding shares of Series Three Preferred Shares ("Series Three"), Series Four Preferred Shares ("Series Four"), Series Five Preferred Shares ("Series Five"), and Series Six Preferred Shares ("Series Six") to all record holders of the aforesaid preferred shares as of December 31, 2006.

Concurrently, the Company announced the redemption of its Series Three, Series Four and Series Five Preferred stock effective March 31, 2007 plus any dividends payable for the quarter ended March 31, 2007.

In addition, the Company will redeem, as soon as possible, all issued and outstanding Company shares of Series Six so long as the Company is not required to pay more than the face value for each share of Series Six, plus any accrued and outstanding dividends payable, including any dividends, or pro rata portion thereof, that may become payable for the quarter ended March 31, 2007.

Maxco has investments in real estate and investments representing less than majority interests in the following businesses: a registered broker-dealer of securities that is primarily focused on the trading of fixed income investments; a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business. The Company's common shares are traded on the Nasdaq SmallCap Market System under the symbol MAXC.